EXHIBIT 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of May 18, 2012, by and between CYNTHIA COLLINS (the “Executive”) and GenVec, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.          Term. The Executive's employment hereunder shall be effective as of May 23, 2012 (the “Effective Date”) and shall continue thereafter until terminated pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.          Position and Duties.

2.1           Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board of Directors, which duties, authority and responsibility are consistent with the Executive's position. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.

2.2           Duties. During the Employment Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, subject to compliance with the Company’s Code of Business Ethics and Conduct, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.          Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.          Compensation.

4.1         Base Salary. The Company shall pay the Executive an annual rate of base salary of $450,000 in periodic installments in accordance with the Company's customary payroll practices. The Executive's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2         Annual Bonus.

(a)          For each complete calendar year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) equal to 50% of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable calendar year, in accordance with the annual incentive plan established for executive officers by the Compensation Committee of the Board (the “Compensation Committee”), and subject to any action of the Board; provided that, if the Executive achieves superior performance in accordance with the annual incentive plan, then the Executive shall be eligible to receive a bonus award up to 150% of the Target Bonus. For the period beginning on the Effective Date and ending on the last day of 2012, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive worked in the applicable calendar year and the denominator of which is equal to the total number of days in such year), provided that, such prorated bonus shall not be less than 50% of the Target Bonus.

(b)          The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable calendar year.

(c)          Except as otherwise provided in Section 5

or as required by applicable law, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3         Equity Awards.

(a)          In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant 250,000 options to purchase common stock of the Company with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the Effective Date, and six-forty-eighths (6/48th) of the shares of common stock covered by the Option shall vest on the six month anniversary of the Effective Date and beginning on the first day of each month thereafter, the option may be exercised as to an additional one-forty-eighth of the shares of common stock covered by the option until the option is fully exercisable. All other terms and conditions of such awards shall be governed by the terms and conditions of the award agreement, attached hereto as Exhibit A (the “Award Agreement”); and

(b)          With respect to each calendar year of the Company ending during the Employment Term, the Executive shall be eligible, subject to the discretion of the Compensation Committee and/or the Board, to receive annual equity awards under the Company’s 2011 Omnibus Incentive Plan or any successor plan.

4.4           Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5           Vacation. During the Employment Term, the Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly situated executives of the Company, provided, however, that the Executive will be entitled to at least 20 paid vacation days per calendar year (prorated for partial years).

4.6           Relocation Expenses. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to her relocation to the area near the Company’s principal executive offices in accordance with the terms of the Company's relocation policy, up to a maximum amount of $50,000. If the Internal Revenue Service or any state or local taxing authority takes the position that the relocation expenses paid or reimbursed subject to this Section 4.6 results in the receipt of taxable income to Executive, such expenses shall include an additional amount equal to the aggregate Federal, state and local income and employment taxes imposed on Executive as a direct result of the payment or reimbursement of the initial reimbursement pursuant to the prior sentence before taking into account any amount payable pursuant to this sentence. If the Executive terminates her employment without Good Reason or is terminated by the Company for Cause prior to the one-year anniversary of the Effective Date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 4.6 and the Company's relocation policy.

4.7            Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company in connection with any such law, government regulation or stock exchange listing requirement).

5.          Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, the Executive shall be required to give the Company at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1         For Cause or Without Good Reason.

(a)          The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)          any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid in accordance with the Company's customary payroll procedures, or as otherwise required by applicable law;

(ii)         reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii)        such employee benefits (including equity compensation), if any, as to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date (as defined in Section 5.6); provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

(b)          For purposes of this Agreement, “Cause” shall mean:

(i)          the Executive's willful failure to perform her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)         the Executive's willful failure to comply with any duly authorized and legal directive of the Board;

(iii)        the Executive's engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)        the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(v)         the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)        the Executive's material, intentional unauthorized breach of the Proprietary Information Agreement (as defined below); or

(vii)       the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that the Executive is guilty of the conduct described in any of (i)-(vii) above and specifying the particulars thereof in reasonable detail. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

(c)          For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)          a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)         a material reduction in the Executive's Target Bonus opportunity;

(iii)        a relocation of the Executive's principal place of employment by more than 50 miles, except for required travel on Company business to an extent substantially consistent with the Executive's business travel obligations as of the date of relocation;

(iv)        any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(v)         a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement; or

(vi)        a material adverse change in the reporting structure applicable to the Executive.

The Executive cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason, and her intent to resign, within 30 days of the initial existence of such grounds. The Executive’s resignation will become effective on the 30th day following such notice, unless the Company has cured such circumstances prior to the 30th day. If the Executive does not terminate her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.

5.2           Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7 and Section 8 of this Agreement and her execution (and non revocation) of a release of claims in favor of the Company, its affiliates and their respective officers and directors in the form of Exhibit B (the “Release”) and such Release becoming effective within 45 days following the Termination Date (such 45-day period, the “Release Execution Period”), the Executive shall be entitled to receive the following:

(a)          continued Base Salary for eighteen months following the Termination Date and an amount equal to one and one-half (1 ½) times her Target Bonus as of the time of termination, payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 30 days following the Termination Date;

(b)          If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive by the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(c)          The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

5.3         Death or Disability.

(a)          If the Executive dies or incurs a Disability the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)          the Accrued Amounts; and

(ii)         a lump sum payment equal to the product of the Annual Bonus, if any, that the Executive would have earned for the calendar year in which such death or Disability occurs based on the achievement of applicable performance goals for such year, multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such year (in which the death or Disability occurs) and the denominator of which is the number of days in such year.

For purposes of clarity, the payments described above shall not alter any benefits Executive may be entitled to receive under any long term disability insurance policy carried with respect to the Executive. Such benefits will be governed solely by the terms of the insurance policy. Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law and all such payments shall be made within the short-term deferral period, as defined in Section 409A, for the calendar year of the Executive’s death or Disability.

(b)          If the Executive dies or incurs a Disability, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(c)          The Company has the right to terminate the Executive’s employment on account of Disability.

(d)          For purposes of this Agreement, Disability shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve (12) months, provided that such disability also constitutes a “disability” within the meaning of Section 409A. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician appointed by the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4         Change in Control Termination.

(a)          Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause , in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's execution of a Release which becomes effective within 45 days following the Termination Date, the Executive shall be entitled to receive a lump sum payment in an amount equal to the greater of two (2) times the Executive's Base Salary for the year in which the Termination Date occurs, or the year immediately preceding the year in which the Change in Control occurs, such Base Salary being referred to as, the “Reference Base Salary”), and an amount equal to two (2) times Executive’s annual Target Bonus based on the Reference Base Salary, which shall be paid within 45 days following the Termination Date.

(b)          If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for herself and her dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive before the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.

(c)          If the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twelve (12) months following a Change in Control, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable award agreements.

(d)          Notwithstanding any other provision of this Agreement, the Executive shall be entitled to the benefits described in Sections 5.4(a) through (c) above if a Change in Control occurs within three (3) months after the termination of Executive’s employment by the Company without Cause or by the Executive for Good Reason. With respect to the benefits described in Section 5.4(a) above, any such amount shall be paid within 45 days following the date of the Change in Control.

(e)          For purposes of this Agreement, “Change in Control” shall have the meaning given such term in the Award Agreement.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

5.5         Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a)          The termination provision of this Agreement relied upon;

(b)          To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)          The applicable Termination Date.

5.6         Termination Date. The Executive's Termination Date shall be:

(a)          If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)          If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)          If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination;

(e)          If the Executive terminates her employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered. The Company may waive all or any part of such period by giving written notice to the Executive that her services are not required during the period and providing the Executive with an amount equal to 30-days’ of her Base Salary. In such event, for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.

5.7         Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall resign, effective on the Termination Date from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.8         Section 280G.

(a)          If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (the “Benefit Arrangements”)) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.8, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax, unless the Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction pursuant to the foregoing provisions of this sentence. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)          All calculations and determinations under this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.8, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.8. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.          Proprietary Information Agreement. The Executive understands and acknowledges that concurrent with the Effective Date that she will enter into the form of Proprietary Information Agreement set forth on Exhibit C (the “Proprietary Information Agreement”), and that entering into the Proprietary Information Agreement is a material term of, and inducement to the Company to enter into, this Agreement, and any breach of the Proprietary Information Agreement by the Executive shall be concurrently deemed to be a breach of this Agreement as if the terms of the Proprietary Information Agreement were set forth herein.

7.          Restrictive Covenants.

7.1           Non-competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for an eighteen-month period beginning on the last day of the Executive's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes her knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of developing or commercializing products or product candidates for substantially similar indications for which the Company is commercializing or developing products or product candidates as of the Termination Date. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation. This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

7.2           Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during an eighteen-month period beginning on the last day of the Executive's employment with the Company.

8.          Non-disparagement. The Executive agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors or its or their respective affiliates. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

9.          Acknowledgement. The Executive understands that the nature of the Executive's position gives her access to and knowledge of Confidential Information (as defined in the Proprietary Information Agreement) and places her in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual and leadership services she provides to the Company are unique, special or extraordinary, in part because of her background and experience. The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive further acknowledges that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment, and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of her compensation reflects, in part, her obligations and the Company's rights under Section 6, Section 7 and Section 8 of this Agreement and her entry into the Proprietary Information Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company's enforcement thereof.

10.         Compliance. Executive covenants and agrees to adhere by all of the policies (including any personnel policies or practices of Company and any ethics policies of Company), procedures, rules and regulations adopted by Company from time to time, including any policies, procedures, rules and regulations that may be included in any Employee Handbook or similar document of Company. Notwithstanding the foregoing, to the extent that any of Company’s policies, procedures, rules or regulations conflict with the terms of this Agreement, the specific terms of this Agreement shall control. Executive acknowledges and understands that Company is committed to complying in all respects with applicable law and regulation and to engaging in its business and other activities with the highest ethical standards. Accordingly, Executive covenants and agrees to comply in all respects with applicable law and regulation in carrying out her duties and responsibilities under this Agreement. In the event Executive becomes aware of any violation of applicable law or regulation, or suspects any such violation of applicable law or regulation, by Company or by any of its employees, consultants or advisors in connection with the business of Company or any of its affiliates, Executive covenants and agrees to advise the Board immediately so that the matter may be properly investigated and appropriate action taken.

11.         Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

12.         Arbitration. Except with respect to the Company’s rights under Section 11, any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

13.         Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of her employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”), without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of her employment by the Company, arising directly or indirectly from the Company's and its agents', representatives' and licensees' exercise of their rights in connection with any Permitted Uses.

14.         Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.         Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

16.         Modification and Waiver. Except as provided in Section 17, no provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company, after approval by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.         Severability. Should any provision of this Agreement be held by an arbitrator or a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

18.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.         Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any amount that the Executive is entitled to be reimbursed under this Agreement (A) will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

21.         Notification to Subsequent Employer. When the Executive's employment with the Company terminates, and during the eighteen-month period during which the restrictions of Sections 7.1 and 7.2 apply, the Executive agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, the Executive authorizes the Company, during the eighteen-month period during which the restrictions of Sections 7.1 and 7.2 apply, to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer.

22.         Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23.         Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
Attention: Chairman of the Board

with a copy to:

Chief Financial Officer and Corporate Secretary

If to the Executive, to the address in the Company’s payroll records, unless the Executive provides written notice of a different address to be used.

24.         Representations of the Executive. The Executive represents and warrants to the Company that:

24.1       The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which she is a party or is otherwise bound.

24.2       The Executive's acceptance of employment with the Company and the performance of her duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

25.         Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

26.         Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27.         Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GenVec, Inc.

By:	/s/ Zola P. Horovitz, Ph.D.
Zola P. Horovitz, Ph.D.
Chairman of the Board of Directors

EXECUTIVE

Signature:	/s/ Cynthia Collins

Name: Cynthia Collins

Exhibit A

FORM OF STOCK OPTION AGREEMENT

Option No.: _______

GENVEC, INC.
CEO INDUCEMENT AWARD OF A
NON-QUALIFIED STOCK OPTION

GenVec, Inc., a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, par value $.001 (the “Stock”) to the individual named below. The terms and conditions of the option are set forth in this cover sheet and in the attachment (collectively, the “Agreement”).

Grant Date: May 23, 2012

Name of Participant: _________________________________________________

Participant’s Employee Identification Number: _____-____-_____

Number of Shares of Stock Covered by Option: 250,000

Option Price per Share of Stock: U.S. $_____.___ (At least 100% of Fair Market Value)

Vesting Schedule: Subject to the terms of this Agreement, six-forty-eighths (6/48th) of the shares of Stock covered by this Option shall vest on the six month anniversary of the Grant Date and beginning on the first day of each month thereafter, this option may be exercised as to an additional one-forty-eighth of the shares of Stock covered by this option until the option is fully exercisable.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement.

Participant:

(Signature)

Company:

(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument

Exhibit A – Page 1

GENVEC, INC.

CEO INDUCEMENT AWARD OF A

NON-QUALIFIED STOCK OPTION

AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth below in this Agreement.

Your right to purchase shares of Stock under this option vests as set forth in the Vesting Schedule shown on the cover sheet, provided you then continue in Service. You cannot vest in more than the number of shares covered by this option. No additional shares of Stock will vest after your Service has terminated for any reason except as set forth below.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the tenth anniversary of the Grant Date, as shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below.

Regular Termination	If your Service terminates for any reason, then your option will expire at the close of business at Company headquarters on the 180th day after your termination date, except as otherwise provided below in this Agreement.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Death	If your Service terminates because of your death, then your option will expire at the close of business at Company headquarters on the date three (3) years after the date of death. During that period, your estate or heirs may exercise the vested portion of your option.

Exhibit A – Page 2

In addition, if you die during the 180-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date three (3) years after your termination date. In such a case, during the period following your death up to the date three (3) years after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will expire at the close of business at Company headquarters on the date three (3) years after your termination date.

Change in Control	Notwithstanding the vesting schedule set forth above, upon the consummation of a Change in Control, this option will become 100% vested (i) if it is not assumed, or equivalent options are not substituted for the options, by the Company or its successor, (ii) if assumed or substituted for, upon your termination without Cause or your resignation for Good Reason within the 12-month period following the consummation of the Change in Control, or (iii) if your employment is terminated without cause or you resign for Good Reason within the 3-month period prior to or on the consummation of a Change in Control.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under this Agreement.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

Exhibit A – Page 3

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Exhibit A – Page 4

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Retention Rights	Neither your option nor this Agreement give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made).

Forfeiture of Rights

If following the termination of your Service (i) you should take actions in knowing violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate or otherwise in competition with the Company or any Affiliate, and (ii) your knowing actions result in or are reasonably likely to result in material harm to the Company, the Company has the right to cause an immediate forfeiture of your rights to this Option and the Option shall immediately expire.

Actions taken by you under the foregoing paragraph shall be referred to as “Restrictive Covenant Violations.”

In addition, if you have exercised any Options during the one year period prior to your Restrictive Covenant Violations, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the option exercise price, and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company, less the option exercise price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Exhibit A – Page 5

Clawback	This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Adjustments	In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, spin-off, or other similar change in capitalization or event, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) by action of the Board of Directors. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer this Award, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of this Agreement.

Exhibit A – Page 6

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Agreement.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to this Agreement in electronic form. By accepting this grant you agree that the Company may deliver the prospectus relating to this Award and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Executive Director of HR and Administration or the Chief Financial Officer to request paper copies of these documents.

Code Section 409A	It is intended that this Award comply with Code Section 409A or an exemption to Code Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

Certain Definitions	“Affiliate” means any company or other entity that is controlled by the Company within the meaning of Rule 405 of Regulation C under the Securities Act, and where the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

“Cause” shall have the meaning set forth in the Employment Agreement

Exhibit A – Page 7

“Change in Control” means (a) any Person or Persons (within the meaning of Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d) thereof) acting together, excluding employee benefit plans of the Company, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (b) the Company’s shareholders approve (or, in the event no approval of the Company’s shareholders is required, the Company consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Company’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division; (c) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets (other than a transfer to a Subsidiary); or (d) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

“Disability” means unless otherwise provided in an applicable agreement between you and the Company or an Affiliate, in which case such definition shall apply, that you are unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Exhibit A – Page 8

“Employment Agreement” means the Employment Agreement dated May 18, 2012, by and between you and the Company.

“Fair Market Value” means the fair market value of a share of Stock, which shall be determined as of any Determination Date as follows:

(a) If on such Determination Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Determination Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this definition of Fair Market Value, for purposes of determining taxable income and the amount of the related tax withholding obligation, for any shares of Stock subject to this Award that are sold by you or on your behalf on the same date on which such shares may first be sold pursuant to the terms of this Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).

“Good Reason” shall have the meaning set forth in the Employment Agreement.

Exhibit A – Page 9

“Service” means your service as a Service Provider to the Company or any Affiliate. A change in your position or duties with the Company or any Affiliate shall not result in interrupted or terminated Service, so long as you continues to be a Service Provider to the Company or any Affiliate. If your employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when the entity ceases to be an Affiliate unless you transfer your employment or other service relationship to the Company or its remaining Affiliates. Any determination by the Compensation Committee of the Board of Directors, or the Board of Directors in the absence of the Compensation Committee, whether a termination of Service shall have occurred for purposes of this Award shall be final, binding and conclusive.

“Service Provider” means, as of any date of determination, an employee, officer, or director of the Company or any Affiliate, or a consultant (who is a natural person) or adviser (who is a natural person) to the Company or any Affiliate who provides services to the Company or any Affiliate.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above.

Exhibit A – Page 10

Exhibit B

FORM OF SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is being entered into between GenVec, Inc. (the “Company”) and [_________________] (the “Executive”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the Company and the Executive (sometimes hereafter referred to as the “Parties”) agree as follows:

1.          Separation and Payment.

(a)          The Executive performed her regular duties with the Company through _______, 20___ (the “Separation Date”), on which date her employment with the Company ended.

(b)          The Executive shall be entitled to the compensation and benefits set forth in Section 5 of her ● , 2012 Employment Agreement (the “Employment Agreement”), subject to compliance with the terms of the Employment Agreement and this Agreement.

(d)          Other than payments referred to in Section 5 of her ● , 2012 Employment Agreement (the “Employment Agreement”) have been made, the Executive has been paid all compensation due and owing to her under this Agreement and under any employment or other contract the Executive has or may have had with the Company (including but not limited to the Employment Agreement) or from any other source of entitlement, including all wages, salary, bonuses, incentive payments, profit-sharing payments, leave, severance pay or other benefits. The Executive further acknowledges and agrees that the payments referred to in this paragraph 1, in addition to compensating her fully for time worked and services rendered through the end of his employment, include consideration for her promises contained in this Agreement, and that such consideration is above and beyond any wages, salary, accrued but unused vacation, or other sums to which the Executive is entitled from the Company under the terms of her Employment Agreement or under any other contract or law in the absence of this Agreement.

2.          Release. On behalf of herself and her agents, heirs, executors, administrators, successors and assigns, the Executive hereby releases and forever discharges the Company, and any and all of the affiliates (excluding members), officers, directors, employees, agents, counsel, and successors and assigns of the Company, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action, whether known, unknown or unforeseen, arising out of or in connection with any event, transaction or matter occurring or existing prior to or at the time of his execution of this Agreement, which she has or may have against any of them for any reason whatsoever in law or in equity, under federal, state, local, or other law, whether the same be upon statutory claim, contract, tort or other basis, including without limitation any and all claims arising from or relating to her employment or the termination of her employment and any and all claims relating to any employment contract (including but not limited to her Employment Agreement), any employment statute or regulation, or any employment discrimination law, including without limitation the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866 and the Equal Pay Act of 1963, all as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Family and Medical Leave Act and the Fair Labor Standards Act, all as amended. The Executive agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this paragraph. The Executive represents and warrants that she has not previously filed or joined in any such claims against the Company or any of its affiliates, and that she has not given or sold any portion of any claims released herein to anyone else, and that she will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. THE EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE (EXCEPT AS PROVIDED HEREIN) AND THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS SIGNING AND AGREEING TO THIS RELEASE. Notwithstanding any term or provision of this Agreement or the Employment Agreement to the contrary, and specifically notwithstanding the foregoing releases, this Agreement does not relate to, and the Executive does not release, any rights the Executive may have with respect to any of the following: (1) any claim of the Executive for the payments and benefits due to her under the Employment Agreement and this Agreement; (2) any contribution, indemnity, or other claim the Executive may have under the Charter or Bylaws of the Company (or any successor or similar provision), under any applicable policy of insurance, or under applicable law as a result of any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Executive is or was a director, officer, executive or agent of the Company or serves or served any other enterprise at the request of the Company; (3) any claim relating solely to the validity of this Agreement under the ADEA, as amended; (4) any non-waivable right to file a change with the U.S. Equal Employment Opportunity Commission; or (5) any rights that may not be waived as a matter of law.

Exhibit B – Page 1

3.          No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

4.          Modification; Severability. The Parties agree that if a Court of competent jurisdiction finds that any term of this Agreement is for any reason excessively broad in scope, duration, or otherwise, such term shall be construed or modified in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a Court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

5.          Certain Representations. The Parties represent and acknowledge that in executing this Agreement such party does not rely and has not relied upon any representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

6.          Entire Agreement. This Agreement, together with the Employment Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing signed by both Parties hereto.

7.          Assignment. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by either party without the prior written consent of the other party.

8.          Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.

9.          Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

Exhibit B – Page 2

10.         Further Assurances. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

11.         Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.         Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties

13.         Acknowledgment. With respect to the Release in paragraph 2 above, Executive agrees and understands that she is specifically releasing all claims under the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended. The Executive acknowledges that she has read and understands the foregoing Agreement and executes it voluntarily and without coercion. The Executive further acknowledges that she has had full opportunity to consult with an attorney prior to executing this Agreement, and that she has been advised in writing herein to do so. In addition, the Executive has been given twenty-one (21) days, to consider, execute, and deliver this Agreement to the Chairman of the Board of the Company at the Company’s principal business address, unless the Executive voluntarily chooses to execute this Agreement before the end of the 21-day period. The Executive understands that she has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be delivered to the Company at the Company’s principal business address, addressed to the attention of the Chairman of the Board, no later than the end of the seventh calendar day after the date by which the Executive signed this Agreement. The Executive expressly agrees that, in the event she revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever, and he shall not be entitled to the severance payment described in paragraph _____ above. The Parties recognize that he may elect to sign this Agreement prior to the expiration of the 21-day consideration period specified herein, and the Executive agrees that if she elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

[_________________________]		GenVec, Inc.

By:
Name:
Title:

Date:	Date:

Exhibit B – Page 3

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, [_____________________], understand that I have 21 days within which to consider and execute the above Separation Agreement and Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and Release before such 21-day period has expired.

Date

Exhibit B – Page 4

Exhibit C

FORM OF PROPRIETARY RIGHTS AGREEMENT

This Proprietary RightS Agreement (this “Agreement”), effective XXX (“Effective Date”), by and between GenVec, Inc., with principal offices at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (“Company”) and Name of Employee.

Whereas the Company intends to retain the services of Employee as a full-time employee of Company, and in such capacity Employee will have access to information and materials regarding the Company’s technology and business activities (the “Subject Matter”), the parties specifically agree as follows:

1.           Confidentiality of Information

1.1           Employee understands that his or her employment creates a relationship of confidence and trust between Employee and the Company with respect to any written or oral information, drawings, or information observed (collectively referred to as “Confidential Information”) on the Subject Matter possessed by the Company which the Company desires to or is obligated to keep in confidence or which has commercial value to the Company. Employee understands that such Confidential Information includes, without limitation, formulas, processes, techniques, test data, research, strategies, inventions, contracts, products, customer lists, customers, marketing and financial data, and includes information which Employee may develop in the course of employment. At all times during such employment and thereafter Employee will keep in confidence all Confidential Information, and will not use, except for the benefit of the Company, nor disclose, nor transfer to any third party any Confidential Information without the Company’s prior written consent.

1.2           Employee agrees that Employee will not, during his or her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

1.3           Employee recognizes that the Company has received and in the future will receive from third parties information deemed to be confidential subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purpose. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his or her work for the Company consistent with the Company’s agreement with such third party.

1.4           Employee agrees that it will secure and safeguard any and all materials, documents, work in process and work product that embodies Confidential Information in areas reasonably restricting access and preventing unauthorized use and/or disclosure. Employee further agrees that it will undertake reasonable measures to prevent accidental or other loss of Confidential Information. In the event Employee becomes aware of any loss, disclosure or use of Confidential Information in violation of this Agreement, Employee shall immediately notify Company in writing.

Exhibit C – Page 1

2.           Invention Assignment

2.1           Employee has attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by him or her prior to his or her employment with the Company (collectively referred to as “Prior Inventions”), which belong to him or her, which relate to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of his or her employment with the Company, Employee incorporates into a Company product or process a Prior Invention owned by him or her in which Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product or process, subject to the rights of any prior third party obligations as listed in Exhibit A.

2.2           Employee will promptly disclose to the Company in writing all formulas, processes, techniques, tests data, improvements and inventions, original works of authorship, developments, concepts, trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee makes, conceives, learns or reduces to practice, either alone or jointly with others, during the period of employment and which are related to or useful in the Company’s business, and which result from tasks assigned by the Company or from use of Company Confidential Information or facilities (collectively referred to as “Inventions”).

2.3           Employee further acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of and during the period of his or her employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and are subject to assignment as set forth above.

2.4           Employee agrees that all Confidential Information, all Inventions and all patent and other rights related thereto are the sole property of the Company, and Employee hereby assigns to the Company any rights Employee may have or acquire in such Confidential Information or Inventions. Employee further agrees to assist the Company (at its expense) in every proper way (including execution of patent applications and other documents) to obtain and enforce patents on and otherwise secure the Company’s rights in any Inventions. Employee agrees that Employee’s obligation to assist the Company in obtaining and enforcing any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries will continue beyond the termination of Employee’s employment, but the Company will compensate Employee at reasonable rates for the assistance Employee actually provides at the Company’s request after such termination. Employee hereby irrevocably appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to execute and file all documents and perform all other lawful acts related to the foregoing.

2.5           Employee agrees that all Confidential Information, documents, equipment and other physical property furnished to or produced by Employee in connection with Employee’s employment are the sole property of the Company, and Employee will promptly deliver all such property to the Company at its request and (whether or not the Company so requests) upon the termination of employment with Company.

3.           Miscellaneous

3.1           Employee agrees to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit B.

3.2           Employee represents that Employee’s performance of this Agreement will not breach any other agreement or obligation, written or oral, by which Employee may be bound.

3.3           This Agreement shall be governed by the laws of the State of Maryland, without reference to conflicts of laws principles. Employee hereby agrees and consents that the exclusive jurisdiction and venue for any dispute arising under this Agreement or in connection with any breach thereof shall be in federal or state courts for Montgomery County, Maryland.

Exhibit C – Page 2

3.4           This Agreement is binding upon Employee, Employee’s heirs, executors, administrators and assigns and shall inure to the benefit of the Company, its successors and assigns.

3.5           This Agreement supersedes all prior agreements, written or oral, between the parties hereto relating to the subject matter hereof; provided that, if there is a conflict between this Agreement and the Employment Agreement dated ● (the “Employment Agreement”), between Employee and the Company, then the Employment Agreement shall control. This Agreement may not be modified, changed or discharged, in whole or in part, except by a written agreement signed by both parties.

3.6           The provisions of this Agreement are necessary for the protection of the business and good will of Company and are considered by the parties to be reasonable for such purpose. In the event of breach, in addition to other remedies which may be available, Company shall have the right to seek specific performance and other injunctive and equitable relief.

ACCEPTED AND AGREED TO:

EMPLOYEE NAME	GENVEC, INC.
(“Employee”)	(“Company”)

By:	By:
[Name]
Social Security Number:

Exhibit C – Page 3

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

		Identifying Number	Third Party
Title	Date	or Brief Description	Ownership/Rights

_____No inventions or improvements

_____Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit C – Page 4

EXHIBIT B

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

A.     Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidentiality, Invention & Non-Compete Agreement elaborates on this principle and is a binding agreement.)

B.     Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

C.     Participating in civic or professional organizations that might involve divulging confidential information of the Company.

D.     Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

E.     Initiating or approving any form of personal or social harassment of employees.

F.     Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

G.     Borrowing from or lending to employees, customers or suppliers.

H.     Acquiring real estate of interest to the Company.

I.      Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

J.     Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

K.     Making any unlawful agreement with distributors with respect to prices.

L.     Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

Exhibit C – Page 5

M.     Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

Exhibit C – Page 6